Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8 No. 333-154921) pertaining to the 1999 Share Incentive Plan, as amended, of Fresh Del Monte Produce Inc. of our reports dated February 20, 2020, with respect to the consolidated financial statements of Fresh Del Monte Produce Inc., and the effectiveness of internal control over financial reporting of Fresh Del Monte Produce Inc., included in its Annual Report (Form 10-K), for the year ended December 27, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

October 28, 2020